CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORPORATION

Three Months Ended March 31, 1994
- - ---------------------------------

1. Income before income taxes and equity in undistributed income of subsidiaries................................................  $36,805

2. Fixed charges - interest expense, amortization of
   debt issuance costs and one-first of rental expenses, net of
   income from subleases..........................................   21,539
                                                                    -------

3. Income before taxes and equity in undistributed income of subsidiaries, plus fixed charges...............................  $58,344
                                                                    =======

4. Ratio of earnings (as defined) to fixed charges (line 3/
   line 2)........................................................     2.71x
                                                                       ====